Exhibit 99.1

Agenus Reports Second Quarter 2016 Financial Results and Operational Progress

Company to host conference call at 11:00 a.m. ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--July 28, 2016--Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company developing antibodies, including checkpoint inhibitors and other checkpoint modulators, and cancer vaccines, today provided a corporate update and reported financial results for the second quarter ended June 30, 2016.

“In the second quarter, we made important advances in the clinic, saw external validation of our immuno-oncology agents and strategy and further integrated our capabilities to improve speed, cost and quality of product development efforts,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “We also strengthened our management team with the addition of a new Board member, Ulf Wiinberg, and Global Head of Clinical Development, Dr. Jean-Marie Cuillerot.”

Second Quarter 2016 and Recent Corporate Highlights

  July: Completed enrollment of the first cohort of patients in the Phase 1 study of AGEN1884, an anti-CTLA-4 antibody, which was launched earlier in 2016. Agenus plans to initiate clinical studies for a second anti-CTLA-4 antibody, AGEN2041, in 2017 and start combination trials with AGEN1884 in the first half of 2017.
  July: Appointed Jean-Marie Cuillerot, M.D. as Vice President and Global Head of Clinical Development, bringing extensive immuno-oncology clinical development expertise to the Company’s I-O portfolio. In Dr. Cuillerot’s previous role at a Merck Serono affiliate, he advanced the PD-L1 antibody avelumab from pre-IND to regulatory filing and delivered the dataset leading to the $880 million co-development deal with Pfizer. At Bristol-Myers Squibb, he developed clinical strategies for the anti-CTLA-4 antibody ipilimumab as a treatment for lung cancer, castrate resistant prostate cancer, ovarian cancer, gastric cancer and glioblastoma, and supported the filing activities of ipilimumab for first-line treatment of melanoma.
  June: Initiated Phase 1/2 clinical trial of anti-GITR checkpoint antibody INCAGN1876 in solid tumors in collaboration with Incyte. INCAGN1876 is the second product candidate from the Company’s antibody program to advance into clinical trials this year.
  June: Merck selected a lead product candidate to advance into preclinical studies under our research collaboration, leading to receipt of a $2 million milestone payment. The achievement further validates Agenus’ discovery platform, which is capable of identifying unique antibodies for a broad range of therapeutic targets. Under the terms of the agreement, Merck will be responsible for all future product development expenses for the selected antibody candidate targeting an undisclosed Merck checkpoint target. Agenus is eligible to receive up to $100 million in milestone payments, in addition to royalties on worldwide product sales.
  May: Appointed Ulf Wiinberg to the Company’s Board of Directors. Ulf brings over 30 years of experience in the pharmaceutical industry with senior leadership roles at multiple global drug development companies. Most recently, he served as Chief Executive Officer of H. Lundbeck A/S, and previously held multiple executive roles at Wyeth, one of the world’s largest research-driven pharmaceutical companies. Currently, he serves on the boards of multiple drug companies including Avillion, Hansa Medical, Nestle Health Sciences and UCB SA.

Second Quarter 2016 Financial Results

For the second quarter ended June 30, 2016, Agenus reported a net loss attributable to common stockholders of $28.4 million which includes $7.6 million of non-cash expenses. This compares to a net loss attributable to common stockholders for the second quarter of 2015 of $40.5 million which included $17.3 million of non-cash expenses. Net loss was $0.33 per share, and $0.53 per share, basic and diluted, for the three months ended June 30, 2016 and 2015, respectively. The decrease in net loss attributable to common stockholders for the three months ended June 30, 2016, compared to the net loss attributable to common stockholders for the same period in 2015, was primarily due to the $13.2 million charge for the purchase of the SECANT yeast display platform in 2015 and the non-cash expense from fair value adjustments of the contingent obligations partially offset by the advancement of the checkpoint antibody programs.

For the six months ended June 30, 2016, the company reported a net loss attributable to common stockholders of $60.2 million, which includes $17.2 million in non-cash expenses, compared with a net loss attributable to common stockholders of $59.3 million, which included $26.5 million in non-cash expenses, for the six months ended June 30, 2015. Net loss was $0.69 per share and $0.83 per share, basic and diluted for the six months ended June 30, 2016 and 2015, respectively.

Cash, cash equivalents and short-term investments were $123.3 million as of June 30, 2016.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 1-888-799-5016 (U.S.) or 1-704-908-0465 (international) and refer to conference ID number 50188771. The call will also be webcast and will be accessible from the Company’s website at www.agenusbio.com/webcast. A replay will be available on the Company’s website approximately two hours after the call and will remain available for 60 days.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body’s immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach for the discovery, development and manufacture of monoclonal antibodies that modulate targets of interest. In addition, the Company’s cancer vaccine program includes three proprietary platforms focused on individualized and off-the-shelf vaccines uniquely designed for each patient. Agenus’ broad portfolio of novel checkpoint and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants work in combination to provide the opportunity to create best-in-class therapeutic regimens. The Company has formed collaborations with Merck and Incyte to discover and develop multiple checkpoint antibodies. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue	$6,592	$6,377	$12,551	$10,330

Operating expenses:
Research and development	22,362	24,773	47,400	33,993
General and administrative	7,117	8,016	16,349	13,503
Non-cash contingent consideration fair value adjustment	721	6,783	379	14,321

Operating loss	(23,608)	(33,195)	(51,577)	(51,487)

Other expense, net	(4,712)	(7,215)	(8,521)	(7,665)

Net loss	(28,320)	(40,410)	(60,098)	(59,152)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(102)	(101)

Net loss attributable to common stockholders	$(28,371)	$(40,461)	$(60,200)	$(59,253)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.33)	$(0.53)	$(0.69)	$(0.83)
Weighted average number of common shares outstanding, basic and diluted	86,965	76,375	86,826	71,548

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$123,293	$171,668
Total assets	196,454	242,228
Total stockholders' equity	16,877	70,728

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company’s product candidates and clinical trial plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com
or
Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com